EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-149878, 333-145867, 333-145261, 333-119080, 333-109160 and 333-108858), Form S-3 (No. 333-130920) and Form S-1 (No. 333-138632) of Biophan Technologies, Inc. of our report dated June 13, 2008 related to the consolidated financial statements of Biophan Technologies, Inc. and Subsidiaries as of February 29, 2008, which report appears in the February 29, 2008 Annual Report on Form 10-K of Biophan Technologies, Inc.

FREED MAXICK & BATTAGLIA, CPAS, PC

Buffalo, New York
June 13, 2008